Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. REPORTS RECORD NET INCOME OF $8.9 MILLION FOR 2012
Continued Revenue Expansion and Record Loan Growth While Asset Quality Remains Strong

Madison, WI - January 31, 2013 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank - Milwaukee, today reported strong fourth quarter and record full year earnings, reflecting successful execution on initiatives to grow loans and in-market deposits, invest in fee-generating capabilities and improve asset quality.

Highlights for the quarter and full year ended December 31, 2012 include:

•	The successful public offering of $29.1 million in common equity closed in December 2012 at $23.00 per share, nearly 40% higher than 2011's closing stock price of $16.50 per share.

•	Net income for the fourth quarter of 2012 was a strong $2.5 million, representing a 6% increase from the $2.4 million earned in the fourth quarter of 2011.

•
Net income for the full year ended December 31, 2012 was a record $8.9 million, 6% higher than the previous record of $8.4 million earned for the full year ended December 31, 2011. Net income for the full year 2011 had also included a substantial one-time tax benefit relating to a change in Wisconsin tax law.

•
Core earnings, defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to the Company's core business activities, grew 4% to a record $5.0 million for the fourth quarter of 2012, compared to $4.8 million recorded in the fourth quarter of 2011. Record core earnings of $18.5 million for the full year of 2012 grew 12% from the prior year.

•
Annualized return on average assets and return on average equity were 0.84% and 12.88%, respectively, for the quarter ended December 31, 2012, compared to 0.82% and 15.02% for the same period in 2011. Return on average assets and return on average equity for the full year ended December 31, 2012 were 0.75% and 12.65% respectively, compared to 0.75% and 14.03% in 2011. Returns for the full year 2011 benefited from the substantial one-time tax benefit relating to a change in Wisconsin tax law.

•
Top line revenue, consisting of net interest income and non-interest income, increased 12% to a record $12.1 million for the quarter ended December 31, 2012, compared to $10.8 million for the prior year quarter. Top line revenue of $46.6 million for the full year 2012 grew 10% compared to 2011.

•	Average in-market deposits of $649.0 million for the full year 2012 grew 25%, increasing to 61.8% of total deposits, compared to $519.3 million, or 51.6% of total deposits, for the full year of 2011.

•	Net loans and leases at December 31, 2012 increased $33.1 million or an annualized 15% from September 30, 2012 to $896.6 million as of December 31, 2012.

•	Net interest margin was 3.36% for the full year of 2012, improving seven basis points compared to the full year of 2011.

•
Non-performing assets of $15.7 million at December 31, 2012 decreased by $8.3 million, or 35%, from December 31, 2011. Non-performing assets now measure 1.28% of total assets, compared to 2.04% at December 31, 2011.

The Company recorded net income of $2.5 million in the fourth quarter 2012, an increase of 6.1% compared to net income of $2.4 million earned in the fourth quarter of 2011. Diluted earnings per common share were $0.86 for the fourth quarter of 2012 compared to $0.90 for the 2011 period. Diluted earnings per common share for the fourth quarter of 2012 reflect the issuance of 1,265,000 shares of common stock in December 2012. Weighted-average diluted common shares outstanding during the fourth quarter of 2012 were higher than the prior year quarter by approximately 318,000, or 12.6%, primarily causing the slight decrease in the fourth quarter diluted earnings per common share, despite overall earnings growth.

The Company earned record net income of $8.9 million for the full year ended December 31, 2012, representing an increase of 5.9% from $8.4 million earned in the full year ended December 31, 2011. Diluted earnings per common share were $3.29 for the full year 2012 compared to $3.23 earned in the prior year. Diluted earnings per share for the full year 2011 had also included a substantial one-time tax benefit relating to a change in Wisconsin tax law.

“In 2012 First Business again delivered record full year earnings, achieving best-ever results across each of our primary revenue sources and driving substantial improvement in asset quality,” said Corey A. Chambas, President and Chief Executive Officer.  “Our talented team coupled with our many strategic new hires delivered impressive loan and revenue production during the year, growing net loan balances over 7% and top line revenue nearly 10%.  Perhaps most notably, we believe the successful public offering of $29.1 million of FBIZ common stock has positioned us to take advantage of continued market disruption in Wisconsin, accelerating our growth potential in 2013 and beyond.”

Successful Capital Raise

In December 2012, the Company successfully raised approximately $29.1 million through the issuance of 1,265,000 shares of common stock at a price of $23.00 per share. The net proceeds of the offering, approximately $27.1 million, were immediately used to repay a portion of subordinated debt, lowering the Company's future interest expense and strengthening its capital ratios. The Company expects the net proceeds to ultimately support its future growth plans, including accelerated investment in organic growth and the potential for future acquisitions of niche talent and organizations.

Core Business Results

Net interest income increased $527,000, or 5.9%, to $9.4 million in the fourth quarter of 2012 compared to $8.9 million for the fourth quarter of 2011. More than offsetting the year-over-year decline in interest income attributed to higher asset balances with lower yields in the sustained low-rate environment, interest expense for the fourth quarter of 2012 decreased $1.2 million, or 24.7%, to $3.7 million. The decline in interest expense is primarily due to reduced interest expense on other borrowings due to the substantial pay-down of subordinated debt from the common stock offering net proceeds, along with lower deposit funding costs due to continued success of the Company's initiative to attract in-market deposits through new business relationships and increase client deposit balances. In-market client deposits - comprised of all transaction accounts, money market accounts, and non-brokered certificates of deposit - grew 18.7% to $717.9 million at December 31, 2012 from $604.6 million at December 31, 2011. Correspondingly, the Company also continued to reduce its overall reliance on higher-cost brokered certificates of deposit by $72.3 million, or 16.2%, lowering balances to $374.4 million at December 31, 2012. The improvement in funding costs and lesser decline in earning asset yields resulted in the widening of the net interest margin by eight basis points to 3.31% in the fourth quarter of 2012, compared to 3.23% in the fourth quarter of 2011. The Company's net interest margin of 3.31% declined compared to the linked third quarter of 2012 primarily due to fewer exits from lending relationships in the fourth quarter, resulting in lower pre-payment fees collected in lieu of interest, which had benefited prior quarters' net interest income. Additionally, lower average yields on commercial and industrial loans in the fourth quarter of 2012 also reflected new originations booked at lower yields than exiting relationships.

Net interest income for the full year ended December 31, 2012 increased $2.4 million, or 6.8%, to a record $37.9 million, compared to $35.5 million generated during the full year of 2011. The Company's success in growing and rebalancing its deposit portfolio in 2012 drove a reduction in the overall cost of funds which offset the effects of declines in the weighted average yield of the securities portfolio. Overall this benefited net interest margin, which increased seven basis points to 3.36% for the full year 2012 compared to 2011.

Non-interest income increased $780,000, or 40.7%, to a record $2.7 million for the fourth quarter of 2012, compared with the fourth quarter of 2011. Improvement over the prior year reflects substantial growth across each of the Company's primary fee income sources, most notably loan fees, which grew $379,000, or 94.3%, to a record $781,000 primarily due to the completion of a large loan syndication during the quarter. Trust and investment services income grew by $135,000, or 22.0%, to $749,000 for the fourth quarter of 2012, reflecting an 18.4% increase in trust assets under management and administration to $784.2 million at December 31, 2012, compared to December 31, 2011. In addition, service charges on deposits grew by $27,000, or 5.4%, to $524,000, as continued success in acquiring new commercial relationships drove increased deposit transaction volume. Other income increased $239,000, or 59.3%, to $642,000 for the fourth quarter of 2012 compared to the same quarter of the prior period. The increase in other income is primarily due to an initial fair value recognition related to interest rate swaps.

Similarly, non-interest income increased $1.6 million, or 23.2%, to a record $8.7 million for the full year 2012, demonstrating successful execution of the Company's strategic plan to grow top line revenue in 2012. Early results of strategic investments in additional talent were evident across each of the Company's primary fee income sources. Loan fees grew by $545,000, or 36.8%, to $2.0 million for the full year 2012. The Company experienced improved pricing and volumes of letters of credit and other administrative loan fees during the year, while the completion of a large loan syndication in the fourth quarter also bolstered revenues. Success in attracting new trust administration relationships drove trust and investment services income to $2.9 million for the full year 2012, $395,000, or 15.6%, higher than in 2011. In addition, continued success in attracting new commercial relationships drove deposit service charges up by $316,000, or 18.5%, to $2.0 million for the full year of 2012.

Non-interest expense for the fourth quarter of 2012 was $7.4 million, an increase of $1.2 million, or 19.2%, compared to the same quarter in 2011. Compensation expense grew $1.1 million, or 30.9%, to $4.6 million, reflecting the Company's continued investment in key talent in support of strategic initiatives as well as increased accruals to record the appropriate level of compensation expense associated with the Company's non-equity incentive compensation program. A reduction in FDIC Insurance expense of $399,000, or 68.2%, in the fourth quarter of 2012 helped offset overall expense growth compared to the prior year quarter. Other non-interest expense was $2.1 million, an increase of $430,000, or 25.2%, compared to the same quarter of 2011. Most notably, marketing expense grew by $207,000 to $379,000 as the Company continued to capitalize on market disruption in Wisconsin. The Company's efficiency ratio increased to 58.46% from 55.17% in the fourth quarter of 2011.

Non-interest expense for the full year 2012 increased by $2.3 million, or 8.6%, to $28.7 million as compared to the full year 2011. Compensation expense increased by $2.1 million, or 14.2%, to support strategic investments in additional talent along with annual salary merit increases, increased accruals associated with non-equity incentive compensation programs, and other ancillary benefits. From December 2011 to December 2012 the Company expanded its team of Business Development Officers by nearly 30%, to 44. Additionally, other non-interest expense increased. Specifically, marketing expense grew by $230,000, or 23.1%, while real estate costs associated with the process of exiting certain foreclosed properties increased by approximately $269,000, or 84.1%. Overall expense growth was partially offset by a decline in FDIC insurance costs of $754,000, or 30.3%, primarily due to a change in the method of assessment. Expense growth was appropriately aligned with the Company's growth in top line revenue, thus aiding in the improvement of the efficiency ratio to 60.27% for the full year 2012, 75 basis points lower than the 61.02% reported for the full year 2011.

The provision for loan and lease losses for the fourth quarter of 2012 was $844,000, representing a modest decrease of $6,000 compared to the linked third quarter of 2012 and a decrease of 9.9%, or $93,000, from the fourth quarter of 2011. Net charge-offs for the fourth quarter of 2012 improved to $150,000, compared to $962,000 for the third quarter of 2012 and $923,000 for the fourth quarter of 2011. For the same periods, annualized net charge-offs as a percentage of average loans and leases measured 0.07%, 0.44% and 0.43%, respectively.

Provision for loan and lease losses totaled $4.2 million for the full year ended December 31, 2012, essentially flat compared to the prior year period. Net charge-offs for the full year 2012 fell by more than half to $3.0 million from $6.4 million in the full year 2011. Annualized net charge-offs as a percentage of average loans and leases improved to 0.35% for the full year 2012, compared to 0.74% for full year 2011.

Loans Grow To Record Levels While Asset Quality Remains Strong

Net loans and leases reached a record $896.6 million at December 31, 2012, growing $33.1 million, or 15.3% annualized, from September 30, 2012. Growth reflected the combined efforts of the strong existing business development team and the Company's more recent additions of niche lending talent, coupled with increased demand from new and existing quality clients, during the quarter. Over the last year, net loan and lease balances grew $59.9 million, or 7.2%, from $836.7 million at December 31, 2011. At the same time, total assets of $1.2 billion grew $34.0 million, or 11.4% annualized, from September 30, 2012 and grew $48.9 million, or 4.2%, from December 31, 2011.

Asset quality continues to be a source of strength and differentiation for the Company. The ratio of non-performing assets to total assets remained strong at 1.28% at December 31, 2012, modestly higher than 1.26% at September 30, 2012. The same measure fell 76 basis points from 2.04% at December 31, 2011. Non-performing assets increased by $663,000, or 4.4%, from September 30, 2012 to December 31, 2012, reflecting reductions offset by continued additions of newly identified impaired loans and leases. Non-performing assets decreased by $8.3 million, or 34.6%, from December 31, 2011 to December 31, 2012, reflecting the success of certain exit strategies, including payoffs, paydowns and charge-offs, as well as improved client performance causing a return to accrual status. These reductions were partially offset by continued additions of newly identified impaired loans and leases. The Company's allowance for loan and lease loss as a percentage of total loans and leases measured 1.69% as of December 31, 2012, modestly higher compared to 1.67% at September 30, 2012 and 1.66% at December 31, 2011.

Capital Strength

The Company's earnings power continues to generate capital, and its capital ratios are in excess of the highest required regulatory benchmark levels. In addition, the common stock offering completed in the fourth quarter of 2012 improved the composition of the Company's capital by increasing Tier 1 capital in the form of equity and allowing the Company to pay down Tier II capital previously in the form of subordinated debt. Total capital to risk-weighted assets was 12.97% as of

December 31, 2012, compared to 13.11% at December 31, 2011. Tier 1 capital to risk-weighted assets was 10.54% as of December 31, 2012, compared to 7.91% at December 31, 2011. Tier 1 capital to average assets was 8.99%, as of December 31, 2012, compared to 6.22% as of December 31, 2011.

The Company is pleased to return a portion of the capital it generates to shareholders. During the fourth quarter of 2012 the Company's Board of Directors approved a $0.07 quarterly cash dividend on its common stock, which was paid on January 15, 2013 to shareholders of record at the close of business on January 1, 2013. This maintained the Company's annualized dividend at $0.28 per share, a level it has maintained for 20 consecutive quarters.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes "forward-looking" statements related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(Dollars in Thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$85,586	$87,842	$78,369	$135,351	$130,093
Securities available-for-sale, at fair value	200,596	202,805	195,904	170,547	170,386
Loans and leases receivable	911,960	878,192	862,529	831,748	850,842
Allowance for loan and lease losses	(15,400)	(14,706)	(14,818)	(14,451)	(14,155)
Loans and leases, net	896,560	863,486	847,711	817,297	836,687
Leasehold improvements and equipment, net	968	965	1,030	1,035	999
Foreclosed properties	1,574	2,187	1,937	2,590	2,236
Cash surrender value of bank-owned life insurance	22,272	18,068	18,006	17,830	17,660
Investment in FHLB stock, at cost	1,144	1,144	1,519	1,748	2,367
Accrued interest receivable and other assets	17,408	15,638	15,550	15,647	16,737
Total assets	$1,226,108	$1,192,135	$1,160,026	$1,162,045	$1,177,165
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$717,869	$670,530	$632,699	$618,609	$604,647
Brokered CDs	374,385	390,728	396,531	415,180	446,665
Total deposits	1,092,254	1,061,258	1,029,230	1,033,789	1,051,312
Federal Home Loan Bank and other borrowings	12,405	39,482	42,396	41,498	40,292
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	11,595	10,531	10,319	10,009	11,032
Total liabilities	1,126,569	1,121,586	1,092,260	1,095,611	1,112,951
Total stockholders’ equity	99,539	70,549	67,766	66,434	64,214
Total liabilities and stockholders’ equity	$1,226,108	$1,192,135	$1,160,026	$1,162,045	$1,177,165

STATEMENTS OF INCOME

	Three Months Ended					Year Ended
(Unaudited) (Dollars in Thousands, except per share amounts)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Total interest income	$13,158	$14,032	$13,943	$13,633	$13,854	$54,766	$56,217
Total interest expense	3,727	4,117	4,334	4,707	4,950	16,885	20,756
Net interest income	9,431	9,915	9,609	8,926	8,904	37,881	35,461
Provision for loan and lease losses	844	850	2,045	504	937	4,243	4,250
Net interest income after provision for loan and lease losses	8,587	9,065	7,564	8,422	7,967	33,638	31,211
Trust and investment services fee income	749	736	755	687	614	2,927	2,532
Service charges on deposits	524	532	493	479	497	2,028	1,712
Loan fees	781	502	345	398	402	2,026	1,481
Other	642	479	311	286	403	1,718	1,335
Total non-interest income	2,696	2,249	1,904	1,850	1,916	8,699	7,060
Compensation	4,563	4,224	4,226	4,005	3,485	17,018	14,898
FDIC insurance	186	426	533	587	585	1,732	2,486
Collateral liquidation costs	204	264	79	108	212	655	786
Net loss (gain) on foreclosed properties	357	(14)	67	175	261	585	420
Other	2,136	2,351	2,227	1,957	1,706	8,671	7,807
Total non-interest expense	7,446	7,251	7,132	6,832	6,249	28,661	26,397
Income before tax expense	3,837	4,063	2,336	3,440	3,634	13,676	11,874
Income tax expense	1,308	1,441	771	1,230	1,250	4,750	3,449
Net income	$2,529	$2,622	$1,565	$2,210	$2,384	$8,926	$8,425
Per common share:
Basic earnings	$0.86	$0.99	$0.60	$0.84	$0.90	$3.30	$3.23
Diluted earnings	0.86	0.99	0.60	0.84	0.90	3.29	3.23
Dividends declared	0.07	0.07	0.07	0.07	0.07	0.28	0.28
Book value	25.41	26.56	25.77	25.31	24.46	25.41	24.46
Tangible book value	25.41	26.56	25.77	25.31	24.46	25.41	24.46

SELECTED FINANCIAL RATIOS

	Three Months Ended					Year Ended
(Unaudited)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Return on average assets	0.84%	0.88%	0.54%	0.74%	0.82%	0.75%	0.75%
Return on average equity	12.88%	15.10%	9.16%	13.43%	15.02%	12.65%	14.03%
Efficiency ratio	58.46%	59.73%	61.37%	61.78%	55.17%	60.27%	61.02%
Average interest-earning assets to average interest- bearing liabilities	119.30%	116.34%	116.67%	115.08%	115.47%	116.84%	114.02%
Interest rate spread	3.06%	3.26%	3.23%	2.91%	2.95%	3.11%	3.02%
Net interest margin	3.31%	3.50%	3.49%	3.15%	3.23%	3.36%	3.29%

ASSET QUALITY RATIOS

	As of
(Unaudited) (Dollars in Thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Non-performing loans and leases	$14,122	$12,846	$15,451	$20,199	$21,766
Foreclosed properties, net	1,574	2,187	1,937	2,590	2,236
Total non-performing assets	$15,696	$15,033	$17,388	$22,789	$24,002
Non-performing loans and leases as a percent of total loans and leases	1.55%	1.46%	1.79%	2.43%	2.56%
Non-performing assets as a percent of total loans and leases plus foreclosed properties	1.72%	1.71%	2.01%	2.73%	2.81%
Non-performing assets as a percent of total assets	1.28%	1.26%	1.50%	1.96%	2.04%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.69%	1.67%	1.72%	1.74%	1.66%
Allowance for loan and lease losses as a percent of non-performing loans	109.05%	114.48%	95.90%	71.55%	65.03%

NET CHARGE-OFFS

(Unaudited)	Three Months Ended					Year Ended
(Dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net charge-offs	$150	$962	$1,678	$208	$923	$2,998	$6,366
Net charge-offs as a percent of average loans and leases (annualized)	0.07%	0.44%	0.80%	0.10%	0.43%	0.35%	0.74%

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) ("GAAP"). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.
CORE EARNINGS
"Core Earnings" is a non-GAAP measure representing pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items that are unrelated to core business activities. In the judgment of the Company's management, the presentation of core earnings allows the management team, investors and analysts to better assess the growth of the Company's core business by removing the volatility that is associated with costs of credit and other discrete items that are unrelated to its core business and facilitates a more streamlined comparison of core growth to its benchmark peers. The information provided below reconciles core earnings to its most comparable GAAP measure.

(Unaudited)	Three Months Ended					Year Ended
(Dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Income before tax expense	$3,837	$4,063	$2,336	$3,440	$3,634	$13,676	$11,874
Add back:
Provision for loan and lease losses	844	850	2,045	504	937	4,243	4,250
Loss (gain) on foreclosed properties	357	(14)	67	175	261	585	420
Core earnings (pre-tax)	$5,038	$4,899	$4,448	$4,119	$4,832	$18,504	$16,544

EFFICIENCY RATIO

"Efficiency ratio" is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties and amortization of other intangible assets divided by operating revenue, which is equal to net interest income plus non-interest income less any realized gains on securities. In the judgment of the Company's management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company's operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its core business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	Three Months Ended					Year Ended
(Dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Total non-interest expense	$7,446	$7,251	$7,132	$6,832	$6,249	$28,661	$26,397
Less:
Loss (gain) on foreclosed properties	357	(14)	67	175	261	585	420
Amortization of other intangible assets	—	—	—	—	19	—	32
Total operating expense	$7,089	$7,265	$7,065	$6,657	$5,969	$28,076	$25,945
Net interest income	$9,431	$9,915	$9,609	$8,926	$8,904	$37,881	$35,461
Total non-interest income	2,696	2,249	1,904	1,850	1,916	8,699	7,060
Less:
Gain on sale of securities	—	—	—	—	—	—	—
Total operating revenue	$12,127	$12,164	$11,513	$10,776	$10,820	$46,580	$42,521
Efficiency ratio	58.46%	59.73%	61.37%	61.78%	55.17%	60.27%	61.02%

TANGIBLE BOOK VALUE

"Tangible book value per share" is a non-GAAP measure representing tangible equity divided by total common shares outstanding. "Tangible equity" itself is a non-GAAP measure representing common stockholders' equity reduced by intangible assets. The Company's management believes that these measures are important to many investors in the marketplace who are interested in changes period to period in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible equity to their most comparable GAAP measures.

	As of
(Unaudited) (Dollars in Thousands, except per share amounts)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Equity	$99,539	$70,549	$67,766	$66,434	$64,214
Intangible assets	—	—	—	—	—
Tangible Equity	$99,539	$70,549	$67,766	$66,434	$64,214
Common shares outstanding	3,916,667	2,656,102	2,629,352	2,625,288	2,625,669
Book value per share	$25.41	$26.56	$25.77	$25.31	$24.46
Tangible book value per share	25.41	26.56	25.77	25.31	24.46